CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 22, 2015, relating to the financial statements and financial highlights, which appear in the March 31, 2015 Annual Report to Shareholders of Columbia Short Term Bond Fund (one of the funds constituting Columbia Funds Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 27, 2015